Exhibit 99.1

Cross Country Healthcare Announces Fourth Quarter and Full Year 2017 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--February 28, 2018--Cross Country Healthcare, Inc. (the "Company") (NASDAQ: CCRN) today announced financial results for its fourth quarter and full year ended December 31, 2017.

FINANCIAL HIGHLIGHTS:

Dollars in thousands, except per share amounts.

	Q4 2017	Variance Q4 2017 vs Q4 2016	Full Year 2017	Variance 2017 vs 2016

Revenue	$219,674	(1)%	$865,048	4%

Gross profit margin*	26.5%	60 bps	26.4%	(20) bps

Net income attributable to common shareholders	$27,950	455%	$37,513	371%

Diluted EPS	$0.77	$1.01	$1.01	$0.86

Adjusted EBITDA*	$12,301	2%	$43,403	(3)%

Adjusted EPS*	$0.17	$(0.03)	$0.61	$(0.08)

Cash flows from operations	$16,803	891%	$45,508	51%

* Refer to accompanying tables and discussion of Non-GAAP financial measures below.

The Company experienced weaker than expected results in the fourth quarter of 2017 primarily in its Nurse and Allied Staffing business with fewer overall placements and a lower renewal rate. The Company also experienced a higher than expected reduction in premium rate business, as well as greater disruptive effects from Hurricane Irma on fourth quarter placements. While the Company expects some of the impact associated with lower renewal rate and premium rate business to continue to affect results in the first quarter of 2018, it believes these pressures are ultimately short-term in nature, the overall trends for the business are strong, and performance will improve as it moves further into fiscal year 2018. Already, in the first quarter, the Company is seeing an uptick in its renewal rate and an increase in orders. The Company also expects to see additional improvement in its Advantage RN business throughout 2018, which it believes will continue to support higher capture rates within its Managed Service Programs and support its long-term strategy.

“Cross Country has experienced tremendous growth over the last four years and we expect to see growth continue as we progress into 2018, led by our high growth, high margin education healthcare staffing business,” said CEO William J. Grubbs, “While we expect near-term pressures on top-line growth to dissipate, management has also moved decisively to focus attention on improving costs and operational excellence, as demonstrated by the recent changes to our organizational structure, including the creation of a new Chief Operating Officer role, which we believe will drive greater focus, accountability, and agility in our decision-making and overall performance.”

Fourth quarter consolidated revenue was $219.7 million, a decrease of 1% year-over-year and 4% sequentially. Consolidated gross profit margin was 26.5%, up 60 basis points year-over-year and flat sequentially. Net income attributable to common shareholders was $28.0 million, impacted by noncash items including nonrecurring net income tax benefits of $34.5 million, partly offset by Physician Staffing impairment charges of $14.4 million ($12.1 million after taxes), compared to a net loss of $7.9 million in the prior year, including a noncash loss on the derivative liability of $14.2 million. Diluted EPS was $0.77 per share compared to a loss of $0.24 per share in the prior year. Adjusted EBITDA was $12.3 million or 5.6% of revenue, as compared with $12.0 million or 5.4% of revenue in the prior year. Adjusted EPS was $0.17 in the current quarter as compared to $0.20 in the prior year and $0.23 in the prior quarter.

For the year ended December 31, 2017, consolidated revenue was $865.0 million, an increase of 4% year-over-year. Consolidated gross profit margin was 26.4%, down 20 basis points year-over-year. Net income attributable to common shareholders was $37.5 million, compared to $8.0 million in the prior year. Adjusted EBITDA was $43.4 million or 5.0% of revenue, as compared with $44.7 million or 5.4% of revenue in the prior year. Adjusted EPS was $0.61 compared to $0.69 in the prior year.

Fourth quarter and full year results were impacted by noncash items including a $42.5 million income tax benefit resulting from the reversal of substantially all of the Company’s valuation allowances on its net deferred tax assets, $14.4 million of impairment charges related to Physician Staffing, and $8.0 million of income tax expense attributable to the Company’s re-measurement of its deferred tax assets under the 2017 Tax Cuts and Jobs Act. Given the significant complexity of the new tax legislation, the Company’s estimate of the impact may be refined during 2018.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing was $193.7 million, a slight decrease from the prior year, and a decrease of 3% sequentially. Contribution income was $19.2 million, up from $18.1 million in the prior year. Average field FTEs increased to 7,521 from 7,156 in the prior year. Revenue per FTE per day was $280 compared to $295 in the prior year, primarily reflecting a change in the mix of business.

Physician Staffing

Revenue from Physician Staffing was $22.6 million, a decrease of 9% year-over-year and sequentially, with the year-over-year decrease due to changes in mix and the sequential decline due to volume. Contribution income was $1.0 million, down from $2.3 million in the prior year. Total days filled were 15,115 as compared with 14,521 in the prior year, with growth in advanced practices partly offset by declines in physician specialties. Revenue per day filled was $1,489 as compared with $1,599 in the prior year, representing the impact of a shift in mix of specialties within physician staffing and growth in advanced practices, which generally have a lower daily bill rate.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.4 million, a decrease of 8% year-over-year and an increase of 8% sequentially. Contribution loss was $0.2 million compared to a loss of $0.3 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities for the current quarter was $16.8 million compared to cash used of $2.1 million in the prior year. Cash flow provided by operating activities for the full year was $45.5 million compared to $30.1 million in the prior year. At December 31, 2017, the Company had $25.5 million in cash and cash equivalents and a $100.0 million term loan outstanding. There were no borrowings drawn on its $115.0 million revolving credit facility, and $21.6 million of letters of credit outstanding, leaving $93.4 million available for borrowings under the revolving credit facility.

Outlook for First Quarter 2018

The guidance below applies only to management’s expectations for the first quarter of 2018. Though the Company does not provide full year guidance, organic growth for the full year and continued margin improvements are expected based on continued favorable market conditions and demand for its services. In addition to the normal operating leverage from anticipated revenue growth, the Company will be undertaking actions to further align its cost structure for improved profitability towards achieving its near-term goal of 8% Adjusted EBITDA margin. For the full year, the Company will also be launching a significant initiative to replace its legacy system supporting its largest business, travel nurse staffing.

	Q1 2018 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$205 million - $210 million	(1)% - 1%	(7)% - (4)%

Gross Profit Margin	25.5% - 26.0%	(20) bps - 30 bps	(100) bps - (50) bps

Adjusted EBITDA	$6 million - $7 million	(7)% - 8%	(51)% - (43)%

Adjusted EPS	$0.01 - $0.03	$(0.04) - $(0.02)	$(0.16) - $(0.14)

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The quarterly guidance reflects approximately 70 to 80 basis points associated with the annual payroll tax reset. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, changes in debt structure, or any material legal or restructuring charges. See accompanying Non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, March 1, 2018, at 9:00 A.M. Eastern Time to discuss its fourth quarter and full year 2017 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from March 1, 2018 through March 15, 2018 at the Company's website and a replay of the conference call will be available by telephone by calling 866-357-1431 from anywhere in the U.S. or 203-369-0118 from non-U.S. locations - Passcode: 2018.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 76 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016

Revenue from services	$219,674	$222,523	$228,488	$865,048	$833,537
Operating expenses:
Direct operating expenses	161,371	164,890	168,008	636,462	611,802
Selling, general and administrative expenses	46,253	46,290	47,346	187,435	179,820
Bad debt expense	746	97	433	1,828	593
Depreciation and amortization	2,849	2,213	2,849	10,174	9,182
Acquisition-related contingent consideration (a)	98	107	(605)	44	814
Acquisition and integration costs (b)	22	78	1,366	1,975	78
Restructuring costs (c)	302	142	724	1,026	753
Impairment charges (d)	14,356	—	—	14,356	24,311
Total operating expenses	225,997	213,817	220,121	853,300	827,353
Income from operations	(6,323)	8,706	8,367	11,748	6,184
Other expenses (income):
Interest expense	1,239	1,428	1,221	4,214	6,106
Loss (gain) on derivative liability (e)	—	14,165	—	(1,581)	(5,805)
Loss on early extinguishment of debt (f)	—	—	—	4,969	1,568
Other income, net	(39)	(87)	(57)	(155)	(230)
(Loss) income before income taxes	(7,523)	(6,800)	7,203	4,301	4,545
Income tax (benefit) expense (g)	(35,779)	849	159	(34,501)	(4,186)
Consolidated net income (loss)	28,256	(7,649)	7,044	38,802	8,731
Less: Net income attributable to noncontrolling interest in subsidiary	306	235	321	1,289	764
Net income (loss) attributable to common shareholders	$27,950	$(7,884)	$6,723	$37,513	$7,967

Net income (loss) per share attributable to common shareholders - Basic	$0.78	$(0.24)	$0.19	$1.07	$0.25

Net income (loss) per share attributable to common shareholders - Diluted	$0.77	$(0.24)	$0.19	$1.01	$0.15

Weighted average common shares outstanding:
Basic	35,760	32,263	35,748	35,018	32,132
Diluted (h)	36,129	32,263	36,036	36,166	36,246

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016
Adjusted EBITDA: (i)
Net income (loss) attributable to common shareholders	$27,950	$(7,884)	$6,723	$37,513	$7,967
Interest expense	1,239	1,428	1,221	4,214	6,106
Income tax (benefit) expense (g)	(35,779)	849	159	(34,501)	(4,186)
Depreciation and amortization	2,849	2,213	2,849	10,174	9,182
Acquisition-related contingent consideration (a)	98	107	(605)	44	814
Acquisition and integration costs (b)	22	78	1,366	1,975	78
Restructuring costs (c)	302	142	724	1,026	753
Impairment charges (d)	14,356	—	—	14,356	24,311
Loss (gain) on derivative liability (e)	—	14,165	—	(1,581)	(5,805)
Loss on early extinguishment of debt (f)	—	—	—	4,969	1,568
Other income, net	(39)	(87)	(57)	(155)	(230)
Equity compensation	997	765	1,068	4,080	3,379
Net income attributable to noncontrolling interest in subsidiary	306	235	321	1,289	764
Adjusted EBITDA (i)	$12,301	$12,011	$13,769	$43,403	$44,701

Adjusted EPS: (j)
Numerator:
Consolidated net income (loss) attributable to common shareholders	$27,950	$(7,884)	$6,723	$37,513	$7,967
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	98	107	(605)	44	814
Acquisition and integration costs (b)	22	78	1,366	1,975	78
Restructuring costs (c)	302	142	724	1,026	753
Impairment charges (d)	14,356	—	—	14,356	24,311
Loss (gain) on derivative liability (e)	—	14,165	—	(1,581)	(5,805)
Loss on early extinguishment of debt (f)	—	—	—	4,969	1,568
Nonrecurring income tax adjustments	(34,476)	—	—	(34,476)	—
Tax impact of non-GAAP adjustments (k)	(2,211)	—	—	(2,211)	(7,036)
Adjusted net income attributable to common shareholders - non-GAAP	$6,041	$6,608	$8,208	$21,615	$22,650

Denominator:
Weighted average common shares - basic, GAAP	35,760	32,263	35,748	35,018	32,132
Dilutive impact of share-based payments	369	557	288	425	593
Adjusted weighted average common shares - diluted, non-GAAP	36,129	32,820	36,036	35,443	32,725

Reconciliation: (j)
Diluted EPS, GAAP	$0.77	$(0.24)	$0.19	$1.01	$0.15
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	—	—	(0.02)	—	0.03
Acquisition and integration costs (b)	—	—	0.04	0.06	—
Restructuring costs (c)	0.01	0.01	0.02	0.03	0.03
Impairment charges (d)	0.40	—	—	0.40	0.74
Loss (gain) on derivative liability (e)	—	0.43	—	(0.05)	(0.18)
Loss on early extinguishment of debt (f)	—	—	—	0.14	0.05
Nonrecurring income tax adjustments	(0.95)	—	—	(0.97)	—
Tax impact of non-GAAP adjustments (k)	(0.06)	—	—	(0.06)	(0.22)
Adjustment for change in dilutive shares	—	—	—	0.05	0.09
Adjusted EPS, non-GAAP (j)	$0.17	$0.20	$0.23	$0.61	$0.69

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$25,537	$20,630
Accounts receivable, net	173,603	173,620
Prepaid expenses	5,287	6,126
Insurance recovery receivable	3,497	3,037
Other current assets	963	2,198
Total current assets	208,887	205,611
Property and equipment, net	14,086	12,818
Goodwill, net	117,589	79,648
Trade names, indefinite-lived	26,702	35,402
Other intangible assets, net	60,976	36,835
Non-current deferred tax assets	20,219	—
Other non-current assets	19,228	18,064
Total assets	$467,687	$388,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$50,597	$58,850
Accrued employee compensation and benefits	34,271	33,243
Current portion of long-term debt and capital lease obligations	6,875	2,250
Other current liabilities	2,845	2,749
Total current liabilities	94,588	97,092
Long-term debt and capital lease obligations	92,259	84,750
Non-current deferred tax liabilities	105	13,154
Long-term accrued claims	28,757	28,870
Contingent consideration	5,088	5,301
Other long-term liabilities	9,171	7,409
Total liabilities	229,968	236,576

Commitments and contingencies

Stockholders' equity:
Common stock	4	3
Additional paid-in capital	305,362	256,570
Accumulated other comprehensive loss	(1,166)	(1,241)
Accumulated deficit	(67,111)	(104,089)
Total Cross Country Healthcare, Inc. stockholders' equity	237,089	151,243
Noncontrolling interest in subsidiary	630	559
Total stockholders' equity	237,719	151,802
Total liabilities and stockholders' equity	$467,687	$388,378

Cross Country Healthcare, Inc.
Segment Data (l)
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over- Year	Sequential
	December 31,	% of	December 31,	% of	September 30,	% of	% change	% change
	2017	Total	2016	Total	2017	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$193,740	88%	$194,050	87%	$200,492	88%	(0.2)%	(3.4)%
Physician Staffing	22,555	10%	24,813	11%	24,871	11%	(9.1)%	(9.3)%
Other Human Capital Management Services	3,379	2%	3,660	2%	3,125	1%	(7.7)%	8.1%
	$219,674	100%	$222,523	100%	$228,488	100%	(1.3)%	(3.9)%

Contribution income: (m)
Nurse and Allied Staffing	$19,188		$18,115		$20,663		5.9%	(7.1)%
Physician Staffing	1,049		2,262		1,340		(53.6)%	(21.7)%
Other Human Capital Management Services	(157)		(339)		(1)		53.7%	NM
	20,080		20,038		22,002		0.2%	(8.7)%

Unallocated corporate overhead (n)	8,776		8,792		9,301		0.2%	5.6%
Depreciation and amortization	2,849		2,213		2,849		(28.7)%	—%
Acquisition-related contingent consideration (a)	98		107		(605)		8.4%	(116.2)%
Acquisition and integration costs (b)	22		78		1,366		71.8%	98.4%
Restructuring costs (c)	302		142		724		(112.7)%	58.3%
Impairment charges (d)	14,356		—		—		(100.0)%	(100.0)%
Income from operations	$(6,323)		$8,706		$8,367		(172.6)%	(175.6)%

	Year Ended
	December 31,	% of	December 31,	% of
	2017	Total	2016	Total

Revenue from services:
Nurse and Allied Staffing	$758,267	88%	$721,486	86%			5.1%
Physician Staffing	93,610	11%	98,283	12%			(4.8)%
Other Human Capital Management Services	13,171	1%	13,768	2%			(4.3)%
	$865,048	100%	$833,537	100%			3.8%

Contribution income: (m)
Nurse and Allied Staffing	$73,614		$71,992				2.3%
Physician Staffing	5,256		8,265				(36.4)%
Other Human Capital Management Services	(357)		(535)				33.3%
	78,513		79,722				(1.5)%

Unallocated corporate overhead (n)	39,190		38,400				(2.1)%
Depreciation and amortization	10,174		9,182				(10.8)%
Acquisition-related contingent consideration (a)	44		814				94.6%
Acquisition and integration costs (b)	1,975		78				NM
Restructuring costs (c)	1,026		753				(36.3)%
Impairment charges (d)	14,356		24,311				40.9%
Income from operations	$11,748		$6,184				90.0%

NM-Not meaningful.

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016

Net cash (used in) provided by operating activities (in thousands)	$16,803	$(2,124)	$3,180	$45,508	$30,145

Consolidated gross profit margin (o)	26.5%	25.9%	26.5%	26.4%	26.6%

Nurse and Allied Staffing statistical data:
FTEs (p)	7,521	7,156	7,706	7,397	6,953
Average Nurse and Allied Staffing revenue per FTE per day (q)	$280	$295	$283	$281	$284

Physician Staffing statistical data:
Days filled (r)	15,115	14,521	15,777	61,148	62,482
Revenue per day filled (s)	$1,489	$1,599	$1,562	$1,549	$1,549

(a)	Acquisition-related contingent consideration represents the fair value and accretion adjustments to the contingent consideration liabilities for the Mediscan acquisition that closed on October 30, 2015 and the US Resources Healthcare acquisition that closed on December 1, 2016.
(b)	Acquisition and integration costs are primarily related to legal and advisory fees for the Advantage RN, LLC acquisition that closed effective July 1, 2017.
(c)	Restructuring costs related to severance and lease consolidations incurred as part of our separate and discrete cost savings initiatives.
(d)	Impairment charges (noncash) of $14.4 million ($12.1 million after taxes) related to goodwill and trade names of Physician Staffing are included in the three months and year ended December 31, 2017. The year ended December 31, 2016 includes noncash impairment charges of $24.3 million ($17.3 million after taxes) related to Physician Staffing goodwill, trade names, and customer relations.
(e)	Loss (gain) on derivative liability represents the change in the fair value of embedded features of our Convertible Notes up until their repayment.
(f)	Loss on early extinguishment of debt for the year ended December 31, 2017 is related to the Company's settlement of its convertible notes on March 17, 2017. Loss on early extinguishment of debt for the year ended December 31, 2016 relates to the write-off of unamortized debt discount and issuance costs as well as transaction fees and expenses related to the extinguishment of the Company's subordinated term loan.
(g)	Income tax benefit for the three months and year ended December 31, 2017 is primarily a result of a release of valuation allowances on the Company’s deferred tax assets totaling $42.5 million, offset by an $8.0 million reduction in the Company’s net deferred tax assets (relating to the impact from the Tax Cuts and Jobs Act).
(h)	When applying the if-converted method to its Convertible Notes, 723,519 shares were included in diluted weighted average shares for the year ended December 31, 2017 and 3,521,126 shares were included for the year ended December 31, 2016.
(i)	Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income attributable to common shareholders before interest expense, income tax (benefit) expense, depreciation and amortization, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, loss (gain) on derivative liability, loss on early extinguishment of debt, other income, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(j)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of acquisition-related contingent considertion, acquisition and integration costs, restructuring costs, impairment charges, loss (gain) on derivative liability, loss on early extinguishment of debt, and non-recurring income tax adjustments. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.

(k)	Due to the Company previously maintaining a full valuation allowance, there was no tax impact on non-GAAP measures with the exception of the impact of impairment charges on goodwill.
(l)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(m)	Contribution income is defined as income or loss from operations before depreciation and amortization, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(n)	Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expense.
(o)	Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.
(p)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(q)	Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue per FTE by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.
(r)	Days filled is calculated by dividing the total hours invoiced during the period by 8 hours. This method does not reflect the impact of revenue generated from permanent placements, reimbursed expenses, discounts and allowances, and the impact from accruals and adjustments recorded for financial statement purposes.
(s)	Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com